Exhibit 99.2

FirstGuard, Inc. and

FirstGuard Health Plan, Inc.

Index

September 30, 2004

Page(s)
Combined Financial Statements

Balance Sheet	1

Statement of Earnings	2

Statement of Cash Flows	3

Notes to Financial Statements	4

FirstGuard, Inc. and

FirstGuard Health Plan, Inc.

Combined Balance Sheet (Unaudited)

September 30, 2004

Assets
Current assets
Cash and cash equivalents	$8,345,234
Premium and related receivables, net	12,680,265
Short-term investments, at amortized cost	27,857,084
Income taxes receivable	2,056,024
Deferred income taxes	249,515
Other current assets	274,959

Total current assets	51,463,081

Long-term investments, at amortized cost	10,501,533
Restricted deposits, at amortized cost	900,000
Property, software and equipment	392,728

Total assets	$63,257,342

Liabilities and stockholder’s equity
Current liabilities
Medical claims liabilities	$25,227,339
Accounts payable and accrued expenses	2,844,028
Payable to affiliates	90,663

Total current liabilities	28,162,030

Note payable to affiliate	2,516,625

Total liabilities	30,678,655

Stockholder’s equity
Common stock	3,876,116
Retained earnings	28,702,571

Total stockholder’s equity	32,578,687

Total liabilities and stockholder’s equity	$63,257,342

The accompanying notes are an integral part of these combined financial statements.

FirstGuard, Inc. and

FirstGuard Health Plan, Inc.

Combined Statement of Earnings (Unaudited)

Nine Months Ended September 30, 2004

Revenues
Premiums	$179,675,421

Total revenues	179,675,421

Expenses
Medical costs	151,557,816
General and administrative expenses	16,788,107

Total operating expenses	168,345,923

Earnings from operations	11,329,498

Other income (expense)
Investment and other income	1,028,901
Interest expense	(57,188)

Earnings before income taxes	12,301,211

Income tax expense	4,286,892

Minority interest	(1,640,890)

Net earnings	$6,373,429

The accompanying notes are an integral part of these combined financial statements.

FirstGuard, Inc. and

FirstGuard Health Plan, Inc.

Combined Statement of Cash Flows (Unaudited)

Nine Months Ended September 30, 2004

Cash flows from operating activities
Net earnings	$6,373,429
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation expense	169,941
Deferred income tax provision	914,408
Minority interest	1,640,890
Changes in assets and liabilities
Premium and related receivables	(1,260,367)
Income taxes receivable	(2,056,024)
Other current assets	16,345
Medical claims liabilities	(5,091,228)
Accounts payable and accrued expenses	337,103
Unearned revenue	(341,137)
Income taxes payable	(1,088,370)
Amounts due to affiliates	(59,682)
Note payable to affiliate	57,188

Net cash used in operating activities	(387,504)

Cash flows from investing activities
Purchase of property, software and equipment	(249,430)
Proceeds from investments	6,624,996
Purchase of investments	(1,307,321)
Purchase of minority interest of FirstGuard
Kansas Health Plan, Inc.	(4,641,000)

Net cash provided by investing activities	427,245

Cash flows from financing activities
Net cash provided by financing activities	—

Net increase in cash and cash equivalents	39,741

Cash and cash equivalents, beginning of period	8,305,493

Cash and cash equivalents, end of period	$8,345,234

Income taxes paid	$5,100,000

The accompanying notes are an integral part of these combined financial statements.

FirstGuard, Inc. and

FirstGuard Health Plan, Inc.

Notes to Combined Financial Statements (Unaudited)

September 30, 2004

1.	Organization and Operations

FirstGuard, Inc. and FirstGuard Health Plan, Inc. and their subsidiaries (the “Company”) operate two health maintenance organizations (HMOs) to provide health services primarily to low income residents of the States of Kansas and Missouri through the Healthwave – Title XIX and Healthwave – Title XXI programs sponsored by the State of Kansas and the MC+ program sponsored by the State of Missouri. The Company derives all of its premium revenues from the States of Kansas and Missouri.

As of December 31, 2003, FirstGuard, Inc. and FirstGuard Health Plan, Inc. were wholly owned subsidiaries of Model Cities Health Corporation of Kansas City d/b/a Swope Parkway Health Center (the “Parent”). On September 23, 2004, the Company completed a reorganization plan, which was initiated during late 2002. As a result of the reorganization, all of the outstanding shares of FirstGuard, Inc. and FirstGuard Health Plan, Inc. were transferred from the Parent to an affiliate, Swope Community Enterprises (“SCE”). Subsequently, on September 28, 2004, SCE announced that it had signed a definitive agreement to sell the Company to Centene Corporation, an unaffiliated company, for approximately $93 million in cash. This transaction closed in December 2004, after regulatory approvals were received.

Prior to August 2004, FirstGuard, Inc. owned 80 percent of FirstGuard Health Plan Kansas, Inc., which comprised 100 percent of FirstGuard, Inc.’s premium revenues. The remainder of FirstGuard Health Plan Kansas, Inc. was owned by Heartland Physicians Health Network, Inc. (“HPHN”). During August 2004, FirstGuard Health Plan Kansas, Inc. purchased the minority stockholder’s interest for $4.6 million, subject to additional consideration of $1.95 million that will be paid to HPHN by SCE.

On November 22, 2004, with the approval of the Commissioner of the Missouri Department of Insurance, the Company paid the Parent $2,527,934 in full settlement of the outstanding note payable balance, including accrued interest.

During 2004, the Missouri Department of Insurance and the Kansas Insurance Department approved total dividend payments of $27,096,331 to the Parent, subject to completion of the sale of the Company to Centene Corporation which occurred in December 2004.

2.	Basis of Presentation

The unaudited interim financial statements herein have been prepared consistent with the accounting policies applied in the annual financial statements with the exception of medical claims liabilities which does not include a provision for moderately adverse conditions. The accompanying interim financial statements have been prepared under the presumption that users of the interim financial information have either read or have access to the audited financial statements for the latest fiscal year ended December 31, 2003. Accordingly, footnote disclosures, which would substantially duplicate the disclosures contained in the December 31, 2003 audited financial statements, have been omitted from these interim financial statements where appropriate. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the results of the interim period presented.

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